FOR IMMEDIATE RELEASE
November 24, 2004

FOR FURTHER INFORMATION CONTACT:
Ralph A. Fernandez
Senior Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                     SYNERGY FINANCIAL GROUP, INC. ANNOUNCES
                       ADOPTION OF SHAREHOLDER RIGHTS PLAN

CRANFORD, NEW JERSEY, NOVEMBER 24, 2004 - Synergy Financial Group, Inc. (the "Company") (NASDAQ: SYNF) announced today that its Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") authorizing the distribution of rights to purchase Common Stock as a dividend to all stockholders. The plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. No action is required on the part of stockholders. The rights will automatically attach to the Company's Common Stock.

The rights will be issued to stockholders of record on December 6, 2004, at a rate of one right per share, and will expire in 10 years. Under the terms of the Rights Plan, the rights will generally become exercisable and separate certificates representing the rights will be distributed 10 business days after a person or group acquires 15% or more of the Company's Common Stock, or 10 business days after a person or group commences a tender offer that would result in such person or group owning 15% or more of the outstanding shares (even if no purchases actually occur). The rights will begin to trade independently from the Company's shares at that time. At no time will the rights have any voting power.

                                     -More-

When the rights first become exercisable, a holder will be entitled to buy from the Company one share of the Company's Common Stock at a purchase price of $40.00 per share. Upon the acquisition of 15% or more of the Company's Common Stock by a person or group, however, each right not owned by the 15% stockholder will become exercisable for shares of the Company's Common Stock having a value equal to twice the purchase price of the rights.

The rights generally may be redeemed by action of the Board of Directors at $0.01 per right at any time prior to the tenth day following the public announcement that any person or group has acquired 15% or more of the Company's shares.

Stockholders of record on December 6, 2004 will receive more information on the Rights Plan, which will be filed by the Company with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, by mail.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                                    # # # # #